UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2010

A. SCHULMAN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On October 13, 2010, the Compensation Committee of the Board of Directors of A. Schulman, Inc. (the “Company”) approved a cash bonus plan (the “2011 Bonus Plan”) for the Company’s executive officers, including its Named Executive Officers (“NEOs”).
The 2011 Bonus Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of target. The target bonus awards under the 2011 Bonus Plan for each of the Company’s NEOs are as follows:

2011
Target Bonus Opportunity
Named Executives Officer	(as a % of base salary)
Joseph M. Gingo	100%
Paul F. DeSantis	55%
Bernard Rzepka	50%
David C. Minc	50%
Kim L. Whiteman	40%
For each of the NEOs, 100% of each executive’s 2011 bonus opportunity will be dependent upon the achievement of pre-established worldwide corporate and/or segment performance metrics, with upward or downward adjustments based upon individual performance. Pursuant to the 2011 Bonus Plan, performance will be evaluated based upon the following metrics: (1) Net Income; (2) Operating Income; and (3) Days of Working Capital. For Messrs. Gingo, DeSantis, Minc and Whiteman, each of their respective annual bonus opportunities will be measured by the Company’s consolidated worldwide operations, with Net Income and Operating Income each receiving a 40.0% weighting and Days of Working Capital receiving a 20.0% weighting. For Mr. Rzpeka, his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operations and its European segment, with the following metric weighting: (1) European Operating Income — 60%; (2) European Days of Working Capital — 15%; (3) consolidated worldwide Net Income — 10%; (4) consolidated worldwide Operating Income — 10%; and (5) consolidated worldwide Days of Working Capital — 5%. Under the 2011 Bonus Plan, Mr. Gingo retains authority to adjust award payouts for all directly reporting executive officers, based upon individual performance, up to 20% more than the calculated award amount or down to 0% of such award amount.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
	By:	/s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: October 19, 2010